CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our reports dated March 6, 2019 and May 20, 2019, relating to the financial statements and financial highlights of Diamond Hill International Equity Fund, L.P., for the years ended December 31, 2018 and December 31, 2017, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Portfolio Transactions and Brokerage,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
May 20, 2019